Exhibit 99.1

For Immediate Release

Velo3D, Inc. Announces Pricing of $50 Million Underwritten Registered Direct Offering of Common Stock

FREMONT, Calif., April 27, 2026 /PRNewswire/ -- Velo3D, Inc. (“Velo” or the “Company”), an industry leading metal additive manufacturing company, today announced the pricing of a firm commitment underwritten registered direct offering of 3,571,428 shares of its common stock at a price of $14.00 per share (the “Offering”), before deducting underwriting discounts and commissions and offering expenses, for gross proceeds of approximately $50 million. All of the shares of common stock to be sold in the Offering will be sold by the Company.

Cantor is acting as the sole book-running manager for the Offering.

The Offering is expected to close on or about April 28, 2026, subject to customary closing conditions. The Company intends to use the net proceeds from the Offering for working capital and general corporate purposes.

The securities described above are being offered pursuant to an effective shelf registration statement on Form S-3 (File No. 333-294876), including a base prospectus, initially filed with the U.S. Securities and Exchange Commission (the “SEC”) on April 3, 2026, and declared effective by the SEC on April 8, 2026. A prospectus supplement describing the terms of the Offering will be filed with the SEC and will be available on the SEC’s website located at http://www.sec.gov. Copies of the prospectus supplement and the accompanying base prospectus, when available, may be obtained from Cantor Fitzgerald & Co., at Attention: Capital Markets, 110 East 59th Street, 6th Floor, New York, New York 10022, or by email at prospectus@cantor.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Velo3D

Velo3D is a metal 3D printing technology company that enables customers to build mission-critical metal parts. The fully integrated solution includes the Flow print preparation software, the Sapphire® family of printers, and the Assure quality control system—all of which are powered by Velo3D’s Intelligent Fusion® manufacturing process.

Forward-looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements regarding the closing of the Offering, the anticipated use of proceeds from the Offering and other statements identified by words such as “expect”, “estimate”, “project”, “budget”, “forecast”, “anticipate”, “intend”, “plan”, “may”, “will”, “could”, “should”, “believes”, “predicts”, “potential”, “continue”, and similar expressions. These statements involve risks and uncertainties that could cause actual results to differ materially, including those described in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC. The Company cautions readers not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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